UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2016

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	47-1899833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

17 State Street, Suite 2550
New York, NY 10004
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 681-4900

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 14, 2016, 6D Global Technologies, Inc. (the “Company”) and NYGG (Asia) Ltd., and on behalf of its affiliates (the “Stockholders”), entered into a stockholders’ agreement (the “Stockholders’ Agreement”) in regards to the 35,629,883 shares of Common Stock owned by the Stockholders (the “Shares”). Pursuant to the Stockholders’ Agreement, the Stockholders granted to Tejune Kang, Chairman and CEO of the Company, and any successor to or designee of the CEO, as Stockholders’ proxy with the full power to vote the Shares at any annual or special meeting of stockholders, or in connection with any action taken by written consent, in the same manner and in the same proportion as shares of Common Stock that are not held by the Stockholders are voted or consents are given. Furthermore, the Stockholders agreed to not acquire any additional securities in the Company without the Company’s prior written consent or sell or otherwise transfer the Shares without the Company’s prior written consent, which can be withheld in the Company’s sole discretion, except that the Company shall not withhold its consent if the CEO sells to an unaffiliated third party an aggregate of five (5%) percent or more of the Company’s outstanding Common Stock. In such case, the Stockholders may sell the same proportionate amount of Shares as sold by the CEO.

The Stockholders’ Agreement shall terminate upon the delisting of the Shares from The NASDAQ Stock Market (“NASDAQ”), the consent of NASDAQ to the termination of the Stockholders’ Agreement, or dilution of the Stockholders in the Company or its possible successor below 5% of the Company’s outstanding Common Stock.

The foregoing description of the Stockholders’ Agreement and Irrevocable Proxy is qualified in its entirety by reference to the Stockholders’ Agreement and Irrevocable Proxy filed as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit Number                     Description

10.1
Stockholders’ Agreement, dated as of January 14, 2016, by and between 6D Global Technologies, Inc. and NYGG (Asia) Ltd. and Exhibit A thereto, Irrevocable Proxy, dated as of January 14, 2016, by and between 6D Global Technologies, Inc. and NYGG (Asia) Ltd.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: January 20, 2016	By:	/s/ Tejune Kang
	Name:	Tejune Kang
	Title:	Chief Executive Officer